CONSENT FRANK L. SASSETTI & CO.

The undersigned, Frank L. Sassetti & Co., hereby consents to the use of the audit reports and certifications for the period ended August 4, 1999, for Bromwell Financial Fund, Limited Partnership and Belmont Capital Management, Inc. in the fund's Form S-1 Registration Statement.

The undersigned hereby further consents to inclusion of its name and the other information under the section "Experts" in the Form S-1 Registration Statement to be filed with the Securities and Exchange commission and the states to be selected by the General Partner.


                                           /s/ Frank L. Sassetti & Co.
                                           Frank L. Sassetti & Co.
                                           6611 West North Avenue
                                           Oak Park, Illinois  60302

                                           (708) 386-1433
Date:  August 20, 1999